Prestige Brands Holdings, Inc. Names Mark Pettie Chairman & CEO

Irvington, NY, January 12, 2007—Prestige Brands Holdings, Inc. (NYSE:PBH) today announced the appointment of Mark Pettie as the Company’s new Chairman and Chief Executive Officer, effective January 19, 2007. He succeeds Peter C. Mann, who will retire from day to day operations of the Company and retain a seat on the Board of Directors.

Mr. Pettie’s most recent position was President, Dairy Foods Group, Conagra Foods. Prior to that, he spent 23 years with Kraft Foods in key positions of increasing responsibility in management, marketing and finance. These positions include: Vice President and General Manager, Pollio Italian Cheese Corporation; Vice President, Marketing, Beverage Division; Vice President, Category Sales Management; Executive Vice President and General Manager, Enhancers Division; and more recently, Executive Vice President and General Manager, Coffee Division.

Commenting on Mr. Pettie’s appointment, Mr. Mann said, “We are pleased to have an executive with Mark’s talent, management abilities, accomplishments and experience. The Company looks forward to moving ahead under his direct leadership.”

Located in Irvington, New York, Prestige Brands Holdings, Inc. is a marketer and distributor of brand name over-the-counter, personal care and household products sold throughout the U.S. and Canada. Key brands include Compound W®wart remover, Chloraseptic®sore throat treatment, New-Skin® liquid bandage, Clear eyes®and Murine® eye care products, Little Remedies® pediatric over-the-counter products, Cutex® nail polish remover, Comet® and Spic and Span® household products, and other well-known brands.

Contact: Dean Siegal
914-524-6819